99.1. Press Release dated August 24, 2009
                                                                    Exhibit 99.1
                     FIRST LITCHFIELD FINANCIAL CORPORATION

News Release
For Immediate Release

    First Litchfield Financial Corporation Announces Second Quarter Earnings

Litchfield, Connecticut, August 24, 2009, ...First Litchfield Financial Corporation (Trading Symbol: FLFL.OB) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the three (3) and six (6) months ended June 30, 2009. Net income available to common shareholders for the second quarter of 2009 totaled $108,906 versus net income of $616,448 for the second quarter of 2008. Basic and diluted net income per common share for the second quarter of 2009 were both $.05, compared to basic and diluted net income per share of $.26 for the second quarter of 2008. Net income available to common shareholders for the six months ended June 30, 2009 totaled $375,156 versus $1,114,971 for the six months ended June 30, 2008. Basic and diluted net income per common share for the six months ended June 30, 2009 were both $.16, compared to basic and diluted net income per share of $.47 for the six months ended June 30, 2008.

President and CEO, Joseph J. Greco stated, "Second quarter results were heavily impacted by the additional costs for FDIC insurance as well as by an increased provision for loan and lease losses. However, we are optimistic with regard to new business development. During the second quarter, we continued to build new business relationships with consumers, commercial banking, and wealth management customers. We experienced growth in our core lending and deposit products, much of which was through the FNBL Stimulus Package initiative."

Second quarter 2009 net interest income, increased 7.94% year-over-year to $4,000,928 from $3,706,697 in the second quarter of 2008. For the first six months of 2009, net interest income was $7,973,495 up 9.72% from $7,266,868 in the first half of 2008. For each comparison, both the increase in the volume of earning assets as well as increased interest margin contributed to the improvement in net interest income.

The Company's net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 3.13% in the second quarter of 2009, compared to 3.09% in the second quarter a year ago. For the first six months of 2009, the Company's net interest margin was 3.19% compared to 3.07% in the same period a year ago. The low interest rate environment resulted in decreased deposit rates compared with the prior year. Although yields on earning assets have been subject to similar declines, the strategy to shift to a more profitable mix of earning assets from investments to loans, has offset some of this decline.

The increase in loans and leases came from growth in commercial leasing and mortgage lending. Average earning assets for the second quarter of 2009 totaled $523,941,000, which was $17,759,000 or 3.51% higher than average earning assets for the second quarter of 2008 which totaled $506,182,000. Similarly, average earning assets for the six months ended June 30, 2009 totaled $512,796,000, which was $16,676,000 or 3.36% higher than average earning assets for the six months ended June 30, 2008 which totaled $496,120,000.

The second quarter 2009 provision for loan and lease losses totaled $517,589 as compared to $137,000 provided for the second quarter of 2008. The provision for the six months ended June 30, 2009 totaled $787,589, which is an increase of $575,589 from the six months ended June 30, 2008. The year-over-year increase in the provision for loan and lease losses is due to economic uncertainty, the continued downturn in the real estate markets both regionally and nationally, analysis of the risk within the loan portfolio, as well as the growth in the loan and lease portfolio. The ratio of the allowance for such loan and lease losses to total loans and leases at June 30, 2009 was 1.05% as compared with 1.00% at December 31, 2008 and .66% at June 30, 2008. At June 30, 2009, the
allowance for loan and lease losses was equivalent to 46% of total nonperforming assets as compared with 66% of total nonperforming assets at December 31, 2008 and 60% of total nonperforming assets at June 30, 2008.

As of June 30, 2009, deposits totaled $377 million which was an increase of $32 million over the June 30, 2008 level of $345 million. Deposit growth was primarily in savings deposits and time certificates of deposit. Growth in savings deposits has been in traditional savings and municipal NOW accounts. Growth has also been in the Bank's CDARs deposits, which provide FDIC deposit insurance beyond the $250,000 limit.

Noninterest income for the three and six months ended June 30, 2009 totaled $1,230,000 and $2,045,000 respectively as compared to noninterest income for the same periods in 2008 which were $939,000 and $1,813,000, respectively. In both comparisons, the increase in noninterest income is primarily attributable to gains from the sale of available for sale securities. During the second quarter the Company sold approximately $20 million of available for sale securities. These securities were sold with the purpose of reducing interest rate risk and increasing liquidity. The sales resulted in gains totaling $321,074. Gains on securities for the second quarter of 2008 totaled $20,899.

Trust income totaled $275,483, compared to second quarter 2008 trust income of $333,569. For the first six months of 2009, Trust income totaled $547,539, compared to the six months ended June 30, 2008 trust income of $673,093. The decline from second quarter 2008 levels is due to market declines of assets under management. These decreases remain reflective of declines in the market value of assets under management and the resulting reduction in fees from such decline. However, the demand for fiduciary services provided in the Trust department continues to be strong.

Noninterest expense increased 16.12% for the second quarter of 2009 and increased 11.02% year-over-year. The majority of the increase is a result of higher 2009 costs for FDIC insurance, benefits, legal and audit fees. The impact of these increases was mitigated by cost containment efforts for advertising, salaries, insurance, travel, and memberships. In addition to boosting its regular insurance fees, the FDIC levied a special assessment on all banks to bolster its insurance fund. Including the $260,000 special FDIC assessment levied in the second quarter, regulatory assessments increased by $465,000 to $516,000 for the second quarter of 2009 from $51,000 paid in the second quarter a year ago. For the six months ended June 30, 2009, these costs totaled $719,000 compared to $92,000 for the first six months of 2008.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
   Joseph J. Greco, President & CEO
   (860) 567-6438


                         Selected financial data follows

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                    Unaudited

Period end balance sheet data:                          June 30,
                                                  2009            2008
                                              ------------    ------------

Total Assets                                  $551,018,000    $544,630,000
Loans, net                                     378,792,000     337,242,000
Investments                                     84,003,000     152,223,000
Deposits                                       377,151,000     344,758,000
Borrowings                                     133,718,000     170,511,000
Stockholders' equity                            32,809,000      25,362,000
Book value per common share                          13.92           10.75
Tangible book value per common share                 13.92           10.75
Leverage ratio                                        7.57%           7.34%
Common shares issued and outstanding             2,356,875       2,360,283
Dividends declared per common share                   0.05            0.15

                                                  For the Three Months
                                                     Ended June 30,
                                                  2009           2008
                                              ------------    ------------
Operating results:
Net interest income                           $  4,001,000    $  3,707,000
Securities gains, net                              321,000          21,000
Total noninterest income                         1,230,000         939,000
Loan and lease loss provision                      518,000         137,000
Total noninterest expense                        4,440,000       3,824,000
Income before tax                                  274,000         685,000
Income tax (benefit) expense                        -5,000          69,000
Net income before preferred dividends and
   discount accretion                              279,000         616,000
Net income available to common shareholders        109,000         616,000
Income per common share (basic)               $       0.05    $       0.26
Return on average assets                              0.08%           0.46%
Return on average equity                              1.31%           8.99%

                                                    For the Six Months
                                                      Ended June 30,
                                                  2009            2008
                                              ------------    ------------
Operating results:
Net interest income                           $  7,973,000    $  7,267,000
Securities gains, net                              321,000          33,000
Total noninterest income                         2,045,000       1,813,000
Loan and lease loss provision                      788,000         212,000
Total noninterest expense                        8,463,000       7,623,000
Income before tax                                  767,000       1,245,000
Income tax expense                                  65,000         130,000
Net income before preferred dividends and
   discount accretion                              703,000       1,115,000
Net income available to common shareholders        375,000       1,115,000
Income per common share (basic)               $       0.16    $       0.47
Return on average assets                              0.14%           0.42%
Return on average equity                              2.28%           7.93%